EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Getzville, NY 14068
Immediate Release
Columbus McKinnon Declares Quarterly Dividend
of $0.05 per Share
BUFFALO, N.Y., January 22, 2019 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer, manufacturer and marketer of motion control products, technologies and services for material handling, today announced that its Board of Directors has approved payment of a regular quarterly dividend of $0.05 per common share.
The dividend will be payable on or about February 11, 2019 to shareholders of record at the close of business on February 1, 2019. Columbus McKinnon has approximately 23.3 million shares of common stock outstanding.
About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of motion control products, technologies, systems and services that efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, actuators, rigging tools, light rail work stations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at http://www.cmworks.com.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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